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                                                                EXHIBIT 23.3
                                  [LETTERHEAD]





CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the use in this Registration Statement on Form S-1 (No. 333-41680) of our report dated July 12, 2000, except for the contents of Note 45 which is as of August 18, 2000, relating to the financial statements and financial statement schedules of Hyder plc which appear in such Registration Statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.




PricewaterhouseCoopers


Cardiff, United Kingdom

September 22, 2000






PricewaterhouseCoopers is the successor partnership to the UK firms of Price Waterhouse and Coopers & Lybrand. The principal place of business of PricewaterhouseCoopers and its associate partnerships, and of Coopers & Lybrand is 1 Embankment Place, London WC2N 6RH. The principal place of business of Price Waterhouse is Southwark Towers, 32 London Bridge Street, London SE1 9SY. Lists of the partners' names are available for inspection at those places.

All partners in the associate partnerships are authorized to conduct business as agents of, and all contracts for services to clients are with, PricewaterhouseCoopers. PricewaterhouseCoopers is authorized by the Institute of Chartered Accountants in England and Wales to carry on investment business.